CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the incorporation by reference in this Post-Effective Amendment No. 189 to Registration Statement No. 2-67052, under The Securities Act of 1933, on Form N-1A of our reports each dated December 27, 2005 relating to the financial statements of Dover Responsibility Fund and Fountainhead Special Value Fund, each a series of Forum Funds, appearing in the Annual Reports to shareholders for the period ended October 31, 2005, and to the references made to us under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm in the Statements of Additional Information, each of which are part of such Registration Statement.



/s/ DELOITTE & TOUCHE LLP


Boston, Massachusetts
February 28, 2006